Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVANCED DRAINAGE SYSTEMS, INC.

ADVANCED DRAINAGE SYSTEMS, INC. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST:  That the Board of Directors of the Corporation, at a meeting duly convened and held, adopted the following resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”):

1.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to approval of the stockholders of the Corporation, Article FIFTH Section (b) of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

(b) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of his or her successor or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders held following the fiscal year ended March 31, 2021, subject to any rights of the holders of shares of any class or series of Preferred Stock, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of directors shall shorten the term of any incumbent director.

2.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to the approval of the stockholders of the Corporation, Article FIFTH Section (d) of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances, a director may be removed from office only by the affirmative vote of holders of a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors.

3.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to the approval of the stockholders of the Corporation, Article TENTH of the

Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

TENTH:  Amendment of Certificate of Incorporation.  The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article NINTH or this sentence of Article TENTH may be amended, altered or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, such amendment, alteration or repeal is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

4.RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation, subject to the approval of the stockholders of the Corporation, Article ELEVENTH of the Certificate of Incorporation is hereby amended and restated in its entirety and replaced with the following:

ELEVENTH:  Amendment of Bylaws.  In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board of Directors shall require the approval of three-fourths (75%) of the total number of Directors then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided that any such action will require the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

SECOND:  That, by the affirmative vote of the holders of at least three-fourths (75%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, at the annual meeting of the stockholders of the Corporation duly called for that purpose and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation adopted and approved the aforesaid amendments to the Certificate of Incorporation.

THIRD:  That the aforesaid amendments to the Certificate of Incorporation were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, ADVANCED DRAINAGE SYSTEMS, INC. has caused this Certificate of Amendment to be executed by D. Scott Barbour, President and Chief Executive Officer of the Corporation, this 23rd day of July, 2020.

ADVANCED DRAINAGE SYSTEMS, INC.

By: /s/ D. Scott Barbour

D. Scott Barbour, President and

Chief Executive Officer